Exhibit 10.20

CERTAIN CONFIDENTIAL INFORMATION (MARKED BY BRACKETS AS “[***]” HAS BEEN
EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE
COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

ONE-SIDED MARKETPLACE AGREEMENT (Fresno)

Effective Date: July 1, 2019

This One-Sided Marketplace Agreement (“Agreement”) is entered into as of November 1, 2019 and effective as of July 1, 2019 by and among Lithia Motors, Inc., an Oregon corporation (“Lithia”), and Shift Operations LLC, a Delaware limited liability company (“Shift Op”), and Shift Op’s parent company, Shift Technologies, Inc. (“Shift Tech”). Shift Op and Shift Tech are collectively referred to in this Agreement as “Shift.”

RECITALS

A. Through this Agreement, Lithia seeks to benefit from Shift’s technologies, processes and systems to acquire merchantable used motor vehicles in the Fresno, California metropolitan area.

B. This Agreement shall constitute a “commercial agreement” for purposes of the achievement of “Milestone 6” pursuant to and as defined in the Warrant to Purchase Common Stock dated September 12, 2018 (the “Warrant”) by Shift Tech in favor of Lithia.

TERMS OF AGREEMENT

1. Definitions.

“Acquisition Price” has the meaning defined in Section 3.3.

“Agreed Metrics” has the meaning defined in Section 7.3.

“Agreement” has the meaning defined in the preamble.

“Change in Control” has the meaning defined in Section 7.4(c).

“Debtor Relief Laws” has the meaning defined in Section 7.4(a).

“Effective Date” is the date set out in the title block of this document.

“Lithia” means Lithia Motors, Inc., an Oregon corporation.

“Lithia Indemnitees” has the meaning defined in Section 9.2.

“Loaned Employees” has the meaning defined in Section 5.1.

“Market” means the Fresno, California metropolitan area, and such other adjoining zip codes as may be agreed upon subsequently by the parties in writing from time to time.

“Purchasing Guidelines” has the meaning defined in Section 3.1.

“Seller” means the owner of a Vehicle to be purchased by Shift pursuant to this Agreement.

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“Service Standards” has the meaning defined in Section 5.4

“Shift” means Shift Operations, LLC and Shift Technologies, Inc.

“Shift Indemnitees” has the meaning defined in Section 9.1.

“Shift Op” means Shift Operations, LLC, a Delaware limited company.

“Shift Tech” means Shift Technologies, Inc.

“Term” has the meaning defined in Section 7.1.

“Vehicle” means a motor vehicle purchased in the Market purchased by Shift during the Term that upon acquisition from Shift by Lithia may be legally resold to an end-user by Lithia.

“Vehicles” means the plural of Vehicle.

“Working Hours” has the meaning defined in Section 5.3.

2. One-Sided Purchase and Sale Arrangement.

2.1 During the Term, Lithia shall purchase from Shift all Vehicles purchased for Shift by Loaned Employees. Only Loaned Employees shall purchase Vehicles for Shift during the Term.

2.2 During the Term, neither Shift nor any of its affiliates may purchase or sell any motor vehicles in the Market except motor vehicles that are resold to Lithia pursuant to this Agreement, provided that the foregoing does not prohibit Shift from selling “Buy It Now” vehicles into the Market or from selling vehicles to buyers who come from the Market to purchase a vehicle from Shift in a location outside of the Market.

3. Shift’s Acquisition of Vehicles for Sale to Lithia.

3.1 Purchasing Guidelines. Shift publishes purchasing guidelines (the “Purchasing Guidelines”) that identify eligibility of motor vehicles for a retail quote, a wholesale quote, or disqualification from purchase by Shift. The Purchasing Guidelines shall not identify any Vehicle as eligible for purchase that (a) does not have a clean title (i.e., that has a rebuilt, salvage, or reconstructed title) or (b) is subject to any lien that will not be released in connection with Shift’s acquisition of such Vehicle. The parties understand and agree that the Purchasing Guidelines take into account Shift’s estimated cost of reconditioning performed by Shift (which may differ from the cost of reconditioning performed by Lithia). Shift will provide Lithia with the Purchasing Guidelines for Lithia’s use in furtherance of the purposes of this Agreement during the Term.

3.2 Lithia Obliged to Purchase Regardless of Loaned Employees’ Compliance with Purchasing Guidelines. Loaned Employees will purchase Vehicles on behalf of Shift in accordance with the Purchasing Guidelines, provided, however, that a Loaned Employee’s purchase of a Vehicle that does not meet the Purchasing Guidelines shall not avoid or affect Lithia’s obligation to purchase the Vehicle from Shift.

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3.3 Determining Acquisition Price. Loaned Employees will price Vehicles for acquisition according to the pricing range set by Shift for the Vehicle as set forth in the Purchasing Guidelines available through Shift’s Assistant application. Loaned Employees will be responsible for performing an on-site inspection of the Vehicle, and for identifying all issues impacting eligibility and price according to the Purchasing Guidelines. Loaned Employees will establish an offering price for the purchase of the Vehicle within the Shift pricing range in accordance with the Purchasing Guidelines, based on the price-impacting issues identified by the Loaned Employee (the “Acquisition Price”).

3.4 Payment to Seller. The Loaned Employee will pay the Seller the Acquisition Price via “instant payment” in accordance with Shift’s practices in coordination with the Shift team at the time of pickup from the Seller.

4. Shift’s Sale of Vehicles to Lithia.

4.1 Shift warrants that each Vehicle sold to Lithia will be legally saleable (i.e., will have no title defects bearing on saleability) by Lithia to consumers. In the event that a Vehicle cannot be resold by Lithia as contemplated by this Agreement due to lack of clear title, the sale transaction on that Vehicle may be rescinded by Lithia at its sole option, the Vehicle returned to Shift, and the funds paid to Shift for the Vehicle refunded to Lithia.

4.2 Vehicle Information to Be Provided to Lithia. With respect to each Vehicle, Shift shall provide the following information to Lithia at the time of resale to Lithia:

(a) the Acquisition Price;

(b) Shift’s estimated cost for reconditioning (provided that the parties understand and agree that Shift’s estimated cost for reconditioning is an estimate of the cost that would be incurred by Shift if reconditioning were performed by Shift in accordance with Shift’s customary practices, and may be different than the cost to Lithia if reconditioning is performed by Lithia. For the avoidance of doubt, all reconditioning of the Vehicles will be performed by Lithia);

(c) the suggested retail resale price, determined according to Shift Tech’s pricing algorithm; and

(d) such other information regarding each Vehicle as shall be reasonably requested by Lithia.

4.3 Risk of Loss. Risk of loss for any Vehicles purchased by Loaned Employees resides with Lithia at all times.

4.4 Lithia’s Payment to Shift for Vehicles. For each Vehicle purchased during the Term, Lithia will wire transfer funds to Shift in an amount equal to [***] within three (3) business days of the collection of the Vehicle from the Seller.

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4.5 Vehicle Title. For non-financed vehicles, Shift will send the vehicle title with appropriate signatures evidencing the transfer of legal ownership to Lithia within five (5) business days of receiving the Acquisition Price and Shift service fee from Lithia. For financed vehicles, Shift will facilitate the loan payoff and lien release, then will send the vehicle title with appropriate signatures evidencing the transfer of legal ownership to Lithia within approximately fifteen (15) business days (subject to extension based on lender delays outside Shift’s reasonable control) of receiving the Acquisition Price and Shift service fee from Lithia.

4.6 All Sales Final. All sales by Shift to Lithia pursuant to this Agreement are final except as otherwise provided in Section 4.1.

5. Loaned Employees.

5.1 Loaned Employees. For the purpose of purchasing Vehicles for Shift during the Term, Shift exclusively will use Lithia employees (i) who work at either of Lithia’s two (2) stores in the Market; (ii) whose assignment to Shift-related activities is agreed by Lithia and Shift in writing, and (iii) who undertake the training described below (the “Loaned Employees”). Lithia will make the Loaned Employees available to Shift on an as-needed basis to assist Shift with visiting prospective Sellers’ homes, inspecting Vehicles, purchasing Vehicles, and performing related tasks in furtherance of this Agreement. All Loaned Employees will be licensed salespersons.

5.2 Loaned Employees to Support Shift Buying Experience. When working on Shift-related activities, Loaned Employees will wear Shift apparel, support the Shift buying experience, use Shift marketing materials (or marketing materials prepared by Lithia with Shift’s prior written approval), and use Shift contracts and documents in connection with their purchase of Vehicles for Shift. Loaned Employees will sign customary confidentiality agreements in favor of Shift in the form provided by Shift on June 19, 2019.

5.3 Loaned Employee Working Hours. Lithia will provide Shift with up to a maximum of two (2) Loaned Employees at any given time during the hours of 8 a.m. and 8 p.m. Fresno, California time, seven (7) days per week (“Working Hours”). The Lithia employee(s) assigned as Loaned Employees at any given time will be available for and shall prioritize execution of the purchase of Vehicles for Shift during Working Hours, provided that Shift shall use commercially reasonable efforts to provide Lithia and each Loaned Employee with at least four (4) hours’ advance notice of any appointment with a prospective Seller. Notwithstanding anything to the contrary in this Agreement, Loaned Employees are not required to prioritize appointments that are booked by Shift (without the Loaned Employees’ prior acceptance) with fewer than four (4) hours’ advance notice and Loaned Employees may use their own reasonable discretion in determining in good faith whether or not the circumstances of an appointment present a potentially unsafe situation that justifies not attending the appointment.

5.4 Required Training and Service Standards. Loaned Employees will attend a training conducted by Shift prior to beginning work on purchasing Vehicles. Lithia shall direct Loaned Employees to conduct and execute transactions with Sellers in accordance with Shift’s standards of service (the “Service Standards”), which will be communicated in the training and in related materials, and otherwise in writing by Shift. Upon Shift’s written request, Lithia will offboard any Loaned Employee who in Shift’s judgment fails to comply with the Service Standards and such employee shall not longer be permitted to work as a Loaned Employee unless and until reauthorized by Shift in writing.

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5.5 Lithia Remains Sole Employer. Loaned Employees will be supervised and managed exclusively by Lithia and will be subject exclusively to Lithia’s employment policies and procedures (provided that the foregoing will not be interpreted to derogate from the Loaned Employees’ obligations to comply with the Service Standards pursuant to Section 5.4 above). The compensation and benefits provided to Loaned Employees, for their work in furtherance of purchasing Vehicles for Shift or in their regular work for Lithia, is entirely the responsibility of Lithia. Loaned Employees are not employed by or employees of Shift, and accordingly are not eligible for employee benefits or compensation that Shift makes available to its employees.

6. Marketing.

6.1 During the Term, Lithia will manage, direct, and fund marketing efforts (which efforts may include a third-party service provider approved in writing by Shift) in the Market, provided that Lithia shall not be required to spend more than $25,000 per calendar month on marketing efforts for October and November 2019, and $5,000 per calendar month thereafter (provided that the party directing any spend over these sums shall be responsible for the associated cost), provided further, that all marketing materials utilized by Lithia referencing Shift must be approved in writing by Shift prior to use.

6.2 During the Term, Shift will not pursue any direct purchase and sales activities directed to areas within 20 miles of the Market without the prior written consent of Lithia, and Shift will not undertake any other actions that are likely to have a detrimental effect on Lithia’s opportunities to purchase and sell used cars as contemplated by this Agreement, provided that the foregoing does not prohibit Shift from selling “Buy It Now” vehicles into the Market or from selling vehicles to buyers who come from the Market to purchase a vehicle from Shift in a location outside of the Market.

7. Term and Termination.

7.1 Term. This Agreement shall commence and be effective on July 1, 2019 and remain in effect until (1) the one-year anniversary thereafter, (2) such later date as is mutually agreed in writing by the parties, or (3) if terminated earlier in accordance with this Agreement, the effective date of such termination (the “Term”).

7.2 Termination for Breach. This Agreement may be terminated by either party if the other party breaches or fails to observe or perform any material term or condition of this Agreement and does not cure such breach or failure within thirty (30) days after written notice.

7.3 Termination or Suspension by Lithia for Failure to Meet Metrics. This Agreement may be terminated or suspended by Lithia if the transactions fail to meet the Agreed Metrics. For purposes of this Agreement, “Agreed Metrics” means: [***]. The Agreed Metrics shall be assessed as of the first business day of each month (x) with respect to the prior month (for the number of Vehicles acquired in such prior month) and (y) with respect to the period from July 1, 2019 to the last business day of the prior month (for the cumulative evaluation-to-sale conversion).

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7.4 Lithia may terminate this Agreement by providing written notice if:

(a) Shift shall (A) commence a voluntary case under the Bankruptcy Code of the United States of America or pursuant to any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect (collectively, “Debtor Relief Laws”), (B) file a petition seeking to take advantage of any Debtor Relief Laws, (C) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under any Debtor Relief Laws, (D) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of a substantial part of its property, domestic or foreign, (E) admit in writing its inability to pay its debts as they become due, (F) make a general assignment for the benefit of creditors, or (G) take any corporate action for the purpose of authorizing any of the foregoing;

(b) A case or other proceeding shall be commenced against Shift in any court of competent jurisdiction seeking (i) relief under any Debtor Relief Laws, or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for any party hereto or for all or any substantial part of their respective assets, domestic or foreign, and such case or proceeding shall continue without dismissal or stay for a period of sixty (60) consecutive days, or an order granting the relief requested in such case or proceeding (including an order for relief under such federal bankruptcy laws) shall be entered; or

7.5 Mutual Termination Rights. Either party may terminate this Agreement if there occurs any Change in Control. A “Change in Control” means the occurrence of any event or transaction, including the sale or exchange of outstanding shares of Shift’s capital stock, or series of related events or transactions, resulting in: (i) the holders of the outstanding Shift capital stock immediately before the consummation of such event or transaction, or series of related events or transactions, not, immediately after consummation of such event or transaction or series of related events or transactions, retaining, directly or indirectly, capital stock representing at least fifth percent (50%) of the voting power of the surviving person of such event or transaction or series of related events or transaction, in each case without regard to whether Shift is the surviving person, (ii) any person or “group” (other than a person that is a shareholder on the date of this Agreement) obtaining “beneficial ownership” (as such terms are defined under Section 13d-3 of and Regulation 13D under the Securities Exchange Act of 1934), either directly or indirectly, of more than fifty percent (50%) of Shift’s outstanding capital stock having the right to vote for the election of directors under ordinary circumstances, provided that the terminating party must provide notice of termination within thirty (30) days after the later of the Change in Control or Lithia receiving written notice from Shift thereof.

7.6 Shift’s Termination Rights. Shift may terminate this Agreement at any time, with or without cause, on not less than sixty (60) days’ prior written notice.

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7.7 Survival. Termination or expiration of this Agreement will not affect accrued rights, indemnities, existing commitments or any provisions of this Agreement that by their nature are intended to survive termination or expiration.

8. Insurance.

8.1 Lithia shall obtain and maintain during the Term comprehensive general liability insurance covering the Loaned Employees’ actions while working as Loaned Employees. Shift will be added as an additional insured to this policy.

8.2 Shift shall obtain and maintain during the Term comprehensive general liability or other insurance covering the Vehicles during Shift’s period of ownership. For the avoidance of doubt, all risk of loss for purposes of recovering against insurance for insurable claims transfers to Lithia concurrently with the transfer of title. Lithia will be added as an additional insured to this policy.

8.3 Each party’s general liability policy shall provide for the following minimum limits: (i) $1 million each occurrence (combined single limit for bodily injury and property damage); (ii) $1 million for personal injury liability; and (iii) $3 million general aggregate. Upon request, each party shall deliver to the other a certificate evidencing compliance with its insurance obligations under this Agreement.

9. Indemnification

9.1 Lithia shall indemnify and defend Shift and its affiliates and their respective officers, directors, employees, agents, successors and assigns (the “Shift Indemnitees”) from (a) third-party claims regarding any actions or omissions of Loaned Employees while working on Shift-related activities contemplated by this Agreement, (b) any third-party or governmental claim that Shift is an employer or joint employer of any Loaned Employee, is vicariously liable for any actions or omissions of any Loaned Employee, or owes any salary, benefits or withholding or similar obligations in respect of any Loaned Employee, and (c) any claim by a third party arising out of or related to any breach of Lithia’s representations, warranties and covenants made under this Agreement.

9.2 Shift shall indemnify and defend Lithia and its affiliates and their respective officers, directors, employees, agents, successors and assigns (the “Lithia Indemnitees”) from (a) any third-party claims that (1) the Purchasing Guidelines or Service Standards are illegal or (2) Shift’s intellectual property used by any Loaned Employee in connection with this Agreement infringes on the intellectual property rights of any third party, and (b) any claim by a third party arising out of or related to any breach of Shift’s representations, warranties and covenants made under this Agreement.

9.3 The indemnified party shall provide the indemnifying party with prompt written notice of any claim for which indemnity is owed under this Section 9, provided that the failure to promptly provide such written notice shall not relieve the indemnifying party of its indemnity obligations except to the extent the indemnifying party is materially prejudiced by the delay. The indemnifying party shall have sole control and authority with respect to the defense and settlement of any such claim. The indemnified party shall cooperate fully with the indemnifying party, at the indemnifying party’s sole cost and expense, in the defense of any such claim. The indemnifying party shall not, without the prior written consent of the indemnified party (not to be unreasonably withheld), agree to any settlement of any such claim that: (i) does not include a complete release of the indemnified party from all liability with respect thereto; (ii) requires an admission of fault or liability on the part of the indemnified party; or (iii) imposes any liability, obligation or restriction on the indemnified party, other than the payment of money damages for which the indemnified party is fully indemnified hereunder. The indemnified party may participate in the defense of any claim through its own counsel.

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9.4 The maximum aggregate cumulative indemnity obligation of Lithia and Shift under this Section 9 is $3 million each.

10. Limitations of Liability.

EXCEPT FOR IN CONNECTION WITH A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR TO ANYONE CLAIMING THROUGH OR UNDER THE OTHER PARTY FOR ANY LOST PROFITS, LOST SAVINGS OR LOST DATA, OR FOR ANY CONSEQUENTIAL, INCIDENTAL, PUNITIVE, SPECIAL OR INDIRECT DAMAGES OF ANY KIND ARISING FROM OR RELATING TO THIS AGREEMENT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND REGARDLESS OF THE NATURE OF THE LEGAL THEORY ASSERTED (WHETHER IN CONTRACT, TORT, STATUTORY OR OTHERWISE). Each party acknowledges and agrees that the pricing and the other terms of this Agreement are predicated on the limitations of liability set forth in above and acknowledges that the other party would not enter into this Agreement without such limitations.

11. Taxes and Expenses.

Each of Lithia and Shift will pay its own taxes and its own transaction expenses, including the fees and expenses of counsel and other advisors, incurred in connection with the transactions contemplated by this Agreement.

12. Representations and Warranties.

Lithia and Shift represent to each other that:

12.1 Such party is not currently subject to any law that would be violated as a result of such party entering into this Agreement or performing its obligations under this Agreement;

12.2 Such party is duly incorporated or organized, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate or limited liability company power and corporate or limited liability company authority to execute and deliver this Agreement and to perform its obligations hereunder;

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12.3 This Agreement has been duly executed and delivered by such party and constitutes a legal, valid and binding obligation of such party, enforceable in accordance with its terms, except as such enforceability may be limited by governing law;

12.4 The execution, delivery and performance by such party of this Agreement (i) does not require any consent or approval of, registration or filing with or any other action by any governmental authority of competent jurisdiction and (ii) will not violate any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or bylaws of such party or any order of any governmental authority or any provision of any material indenture, agreement or other instrument binding upon such party; and

12.5 Such party has obtained and will maintain for itself and its employees any license, permit or registration necessary to engage in the activities contemplated by this Agreement, including the purchase and resale of used motor vehicles in Fresno, California as contemplated by this Agreement.

13. Dispute Resolution.

13.1 Any controversy, claim or dispute between the parties concerning the interpretation, application, performance or breach of this Agreement shall be fully and finally settled and resolved in a confidential arbitration administered by the American Arbitration Association in accordance with its then-current Commercial Arbitration Rules. The situs and venue of any such arbitration and any arbitration hearing shall be San Francisco, California. Any judgment of the award(s) rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The arbitrator(s) shall have the power to provide both equitable and legal remedies. The arbitrator(s) may not award punitive or exemplary damages.

13.2 By entering into this arbitration agreement, the parties do not intend to have any controversies, claims or disputes arising under any other agreements between the parties resolved in arbitration pursuant to this arbitration agreement and the arbitrator(s) are without authority to resolve any such disputes.

13.3 Notwithstanding anything to the contrary in this Agreement, the arbitration shall be governed by and enforced under the statutory provisions of the Federal Arbitration Act and not under the California Arbitration Act (including but not limited to Code of Civil Procedure Section 1281.2) or any other state arbitration act.

13.4 The arbitrator(s) may award reasonable attorneys’ and expert fees to the prevailing party together with arbitrator fees and arbitration administration fees and expenses.

13.5 If the amount or value in dispute is less than $1 million, then only a single arbitrator will be appointed.

14. Confidentiality.

The Service Standards, the Purchasing Guidelines and any other written confidential or proprietary materials provided by Shift in connection with this Agreement is confidential to the parties and is subject to the Mutual Non-Disclosure Agreement between Lithia and Shift dated July 2, 2018, which continues in full force and effect.

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15. Notices.

Any notice required or desired to be given under this Agreement shall be considered given on the earlier to occur of: (i) the date actually delivered in person to the recipient named below, (ii) the date following the date sent by nationally recognized, overnight courier, (iii) when sent by confirmed electronic mail if sent during normal business hours of the recipient, if not, then on the next business day, or (iv) three (3) days after deposit in the United States mail in a sealed envelope or container, either registered or certified mail, return receipt requested, postage prepaid, addressed by name to the person and party intended. All notices shall be given at the following addresses:

If to Lithia:	Lithia Motors, Inc.
Attention: David Stork, Chief Legal Officer and
George Hines, Chief Innovation & Technology Officer
150 N. Bartlett St.
Medford, OR 97501
Email: davidstork@lithia.com; ghines@lithia.com

If to Shift:	Shift Technologies, Inc. and/or Shift Operations LLC Attention: Danforth Dougherty, Head of Business Development and Amanda Bradley, Head of Legal
2525 16th Street, Ste 310
San Francisco, CA 94103
Email: d4@shift.com; amandab@shift.com

Lithia or Shift may designate a different individual or address for notices, by giving written notice thereof in the manner described above to the other party.

16. General Provisions.

16.1 Assignment and Successors. Lithia shall have the full and free ability to assign this Agreement to an affiliate, as part of a reorganization of Lithia, or to a third party as part of the sale of substantially all of Lithia’s assets or stock to such party, or as part of a merger by Lithia with such third party. Shift shall have no right to assign this Agreement, in whole or in part, without the prior written consent of Lithia, which may be granted or withheld in Lithia’s sole and absolute discretion. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

16.2 Interpretation. Section titles and captions to this Agreement are for convenience only and shall not be deemed part of this Agreement and in no way define, limit, augment, extend or describe the scope, content or intent of any part of this Agreement.

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17. Modification.

This Agreement may not be amended, modified or supplemented except by written instrument duly executed by authorized representatives of the parties.

18. Construction.

The provisions of this Agreement shall be construed as a whole and not strictly for or against any party. Except as expressly set forth herein, this Agreement does not otherwise create any rights in any third party.

19. Governing Law.

Except as otherwise provided in Section 13 (Dispute Resolution), the interpretation and application of this Agreement shall be subject to California law without regard to any conflict or choice of law rules.

20. Publicity.

Except as required under law, neither party shall issue any press release or otherwise publicize or disclose to any third party the existence or nature of this Agreement and the activities contemplated hereunder without the prior written consent of the other party, which consent shall not be unreasonably conditioned, withheld or delayed. The parties agree that they will share and approve all of the communication materials, including press releases, joint statements, company profiles, etc. and will work together to organize joint press events related to the projects described in this Agreement.

21. Waiver.

No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any rights or remedy for a breach of this Agreement shall constitute a waiver of any such breach or of such right or remedy or of any other covenant, agreement, term or condition. Without limiting the generality of the foregoing, no delay by Lithia or Shift in enforcing any rights or remedies under this Agreement shall be deemed or considered a waiver of such rights or remedies.

22. Rights and Remedies.

The rights and remedies of either of the parties stated herein are not intended to be exclusive, and the exercise of one or more of the provisions of this Agreement shall not preclude the exercise of any other provisions. In addition to all other rights and remedies set forth herein, each party shall be entitled to any and all other rights and remedies available at law or in equity.

23. No Partnership.

Nothing in this Agreement shall constitute a partnership between or joint venture by the parties. No party shall hold itself out contrary to the terms of this Section 23, and no party shall become liable by any representation, act or omission of the other contrary to the provisions of this Agreement. This Agreement is not for the benefit of any third party and shall not be deemed to give any right or remedy to any such party whether referred to in this Agreement or not.

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24. Execution and Counterparts.

This Agreement may be executed by facsimile, by electronic signature (pdf) and in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

The parties have executed this Agreement effective as of the Effective Date.

LITHIA MOTORS, INC.,	SHIFT TECHNOLOGIES, INC.,
an Oregon corporation	a Delaware corporation

By:	/s/ George Hines	By:	/s/ Irakly George Arison Areshidze
Name (Print): George Hines		Name (Print): Irakly George Arison Areshidze
Its: SVP, Chief Innovation and Technology Officer		Its: Co-Chief Executive Officer

Dated this 4th day of November, 2019	Dated this 5 day of November, 2019

SHIFT OPERATIONS LLC, a Delaware limited liability company
by its sole member

SHIFT TECHNOLOGIES, INC.,
a Delaware corporation

By:	/s/ Irakly George Arison Areshidze
Name (Print): Irakly George Arison Areshidze
Its: Co-Chief Executive Officer

Dated this 5 day of November, 2019

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